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                                                                     EXHIBIT 4.4

         THIS WINDFARM EASEMENT AGREEMENT ("Agreement") is made and entered into this 20th day of March, 2003, by and between REMO, LLC "Owner" and Verde Resources Corporation, an Arizona Corporation ("Verde") that is a wholly owned subsidiary of Western Wind Energy Corporation (WND), a Canadian Public Company. Owner and Verde are sometimes herein referred to as the "Parties."

1. GRANT OF EASEMENT. Subject to the terms and provisions of this Agreement, Owner hereby grants and conveys to Verde an exclusive easement in gross on, over and across the lands described on Exhibit "A" attached hereto and made a part hereof (the "Property") for the Term hereof for wind resource evaluation, wind energy development, transmission of wind energy produced from the Property, and related wind energy development uses, all as described in Section 2 below. These easements are easements in "gross" which means that they are interests personal to Verde and its assignees and are not tied to any particular use or ownership by Verde or its assignees of any adjacent or other land.

2. PERMITTED USES OF THE PROPERTY BY VERDE. Subject to the terms and provisions of this Agreement, the exclusive easements described above shall permit Verde to conduct the following activities on the Property:

2.1 WIND RESOURCE AND OTHER EVALUATIONS. Verde may erect, relocate, maintain, and operate anemometers and other wind and weather monitoring equipment, steel towers, concrete slabs, fences, and buildings to properly operate, house, protect, and otherwise facilitate Verde's wind and weather monitoring activities. The exact location of this equipment and related facilities shall be determined in Verde's sole and unfettered discretion. Verde may also fly kites and balloons and conduct other meteorological studies and conduct soil and geologic studies on the Property. Verde agrees to cause Owner to be provided with all factual and non-interpretive wind data, incrementally as received by Verde from Verde's meteorological consultant. It is anticipated that Verde will receive monthly reports from its meteorological consultant. Owner agrees to hold Verde's wind data in strict confidentiality and not share Verde's wind data with any third parties until after the expiration or termination of this agreement. Verde shall within ninety (90) days of the date of this agreement begin and continue monitoring wind and weather by methods suitable for determining the feasibility of a Windfarm on the property.

2.2 WIND ENERGY CONVERSION SYSTEMS. Verde may erect, relocate, maintain, and operate Wind Energy Conversion Systems (defined below) of any type and in such quantity as Verde determines in its sole discretion. Such discretion shall be reasonably exercised except with regard to the number, size, and performance characteristics of wind turbines to be installed on the Property, which determinations shall be in Verde's sole and unfettered discretion. The exact location of such Wind Energy Conversion Systems shall be determined by Verde. The term "Wind Energy Conversion Systems" includes all equipment and improvements necessary or useful for the conversion of wind energy into electricity, including large wind turbine generators, steel towers, foundations and concrete pads, footings, guy wires, anchors, fences, gates, and other fixtures and facilities, maintenance, security, storage, office, and facilities, staging areas for the assembly of equipment, required lines and substation facilities to transfer electric power from the

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generators to power transmission lines, energy storage devices, and other power production equipment.

2.2.1 Verde shall not without prior consent of Owner, convert wind energy derived from the subject property to any other form of energy other than electricity which is metered from the property so as to be included in "net energy sales".

2.3 TRANSMISSION FACILITIES AND ROADS. Verde, its contractors or agents may erect, maintain, and operate such power transmission lines, poles, anchors, support structures, underground cables, substations and interconnection facilities, and associated roads for access and for installation and maintenance as Verde in its sole discretion, reasonably exercised, deems to be necessary or appropriate to transmit power and transport workers, tools, material, equipment, and other necessary items across the Property. Verde shall design, construct and maintain all such facilities in a manner that will prevent or mitigate erosion and other such environmental damage. Owner agrees that the erection or installation of the turbines, roads, transmission lines (overhead or buried) and foundations and caissons shall be deemed not to cause unreasonable damage to the Property or livestock grazing.

2.4 WAIVER OF SETBACK REQUIREMENTS. Owner consents to Verde's location of Wind Energy Conversion Systems at any location upon the Property, including at or near the property lines. Furthermore, in the event that any private agreements or restrictions or any laws, rules, or ordinances of any governmental agency impose setback requirements or otherwise restrict the location of any element of any Wind Energy Conversion Systems to be placed upon the Property or any adjacent properties along or near property lines, Owner shall cooperate with and assist Verde in obtaining waivers or variances from such requirements and shall execute all reasonable and further documents evidencing Owner's agreement to the elimination of such setback requirements.

2.5 OWNERSHIP. Subject to Section 10.6. below, all installations by Verde, whether real or personal or mixed, shall remain the property of Verde and shall be removable by Verde at any time.

2.6 EXCLUSIVE RIGHTS. Owner agrees that Verde's grant of easement in subject property shall be exclusive. Owner will not execute any other agreements with third parties, nor will Owner cause any use on the Property (except cattle grazing rights/leases held by third parties prior to the date of this Agreement) other than that which is the subject of this Agreement. Should Owner desire to execute any agreement, or cause any use by any third party, Owner shall notify Verde, in writing, 30 days prior to execution of any agreement with any third party. Verde shall not withhold third party agreement consent unreasonably, unless, in Verde's sole discretion, said third party agreement would interfere with the construction, operation and maintenance of Verde's wind facilities in any way, including, but not limited to the creation of unsafe conditions; loss of revenues; interference with wind speeds or wind directions; increase of insurance liability, or any other unforeseen interference or impact.

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2.7      RIGHT OF FIRST REFUSAL. If Owner receives a third party offer to purchase all or part of the subject Property, then Owner agrees to inform Verde, and also offer to sell the Property to Verde upon the same terms and conditions as contained in the third party offer. Verde shall have 120 days within which to purchase the Property upon the same terms and conditions as the third party offer. If no offer is outstanding, then Owner and Verde may also independently and voluntarily negotiate a purchase agreement. If Verde receives a third party offer to purchase all or part of Verde's wind facilities, then Verde agrees to inform Owner, and also offer to sell the wind facilities to Owner upon the same terms and conditions as contained in the third party offer. Owner shall have 120 days within which to purchase the wind facilities upon the same terms and conditions as the third party offer.

3. TERM.

3.1 OPERATING PERIOD. The term of this Agreement (the "Term") shall commence upon the date of execution of this Agreement and shall terminate at the end of the Operating Period. The "Operating Period" shall be for a period of the term of the first power purchase agreement negotiated and executed by and between Verde and a third party purchaser of electricity, plus one year, but not to exceed thirty (30) years commencing upon the date of this Agreement. Verde shall commence and collect wind data from the subject property for a period not to exceed 18 months from the date of this Agreement. Verde in its sole discretion will determine whether the subject property demonstrates an annual average wind resource/wind turbine capacity factor (c.f.) of a minimum of twenty eight percent (28% c.f.). If the subject property does not demonstrate such a wind resource/wind turbine capacity factor (c.f), or Verde is unable for whatever reason to obtain federal, state, and local permits necessary to commence Construction of Generating Facilities, then Verde in either case may withdraw from this Agreement and shall be relieved from all obligations hereunder including the payment of any additional sums accruing after notice of Verde's withdrawal from this agreement.

3.2 CONTINUING EASEMENTS. If Verde elects to terminate a portion of the easements and rights set forth in Sections 2.1 and 2.2 above, then Verde may still continue to have and enjoy the easements granted in Section 1 above only with respect to any lines, structures, facilities and/or roads existing at the time of such termination for use on wind energy development projects on adjacent lands so long as Verde first pays the minimum royalty payment set forth in paragraph 4.2 below.

4. PAYMENTS TO OWNER. Verde shall make the following payments to Owner:

4.1 Upon execution of the Agreement, Verde shall deliver over to Owner one hundred thousand (100,000) shares of Western Wind Energy Corporation, symbol "WND" on the Toronto stock exchange.

4.2 No later than March 21, 2005 (24 months after the date of this agreement) Verde shall make a payment to Owner in the amount of Five Hundred and Eighty Thousand Dollars ($580,000.00).

4.3 PRORATED MINIMUM ROYALTY PAYMENT. On January 3, 2006, Verde shall make a prorated minimum royalty payment to Owner in the amount of Four Hundred fifty nine thousand ($459,000.00) subject to the recouping or offsetting of such payments against other payments required under this Agreement.

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4.3.1    MINIMUM ROYALTY PAYMENT. On January 3, 2007, and the third day of
January each year thereafter while this agreement is in effect, Verde shall make a minimum royalty payment to Owner in the amount of Five Hundred and Eighty Thousand Dollars ($580,000.00) subject to the recouping or offsetting of such payments against other payments required under this Agreement.

4.4 ROYALTY PAYMENTS. For any calendar quarter during the Term of this Agreement, if payments to Owner calculated under the Royalty Percentage (defined below) of Gross Operating Proceeds from Net Energy Sales (defined below) attributable to the calendar year (pro-rata for initial year) exceeds the Minimum Royalty annually of $580,000, then Verde shall pay to Owner as royalty ("Royalty") an amount equal to the excess of such Royalty Percentage of Gross Operating Proceeds from Net Energy Sales for such Operating Year over the Minimum Royalty. Royalty payments shall be due and payable by Verde to Owner within thirty (30) days after the end of any calendar quarter in which Royalty is calculated to be due. On or before thirty (30) days after each calendar quarter after the commencement of power deliveries from the Property, Verde shall furnish to Owner a detailed calculation of Gross Operating Proceeds from Net Energy Sales received by Verde during such calendar quarter and the Royalty payable to Owner for such calendar quarter, including a statement of the rate charged per kilowatt-hour of electricity sold to power purchaser(s), together with copies of all revenue statements from utility companies and other power purchasers, and other information as is necessary to confirm the actual amount of Gross Operating Proceeds received by Verde during such calendar quarter and the Royalty payable to Owner for such calendar quarter, and a detailed statement setting forth the nameplate rated capacity of each wind turbine generator located on the Property and the amount of electricity generated by each individual wind turbine generator located on the Property during such calendar quarter.

4.5      DEFINITIONS.

     (a) ROYALTY PERCENTAGE. The term "Royalty Percentage" shall mean three and one-half percent (3.5%) of Gross Operating Proceeds from Net Energy Sales.

     (b) GROSS OPERATING PROCEEDS FROM NET ENERGY SALES. The term "Gross Operating Proceeds from Net Energy Sales" shall mean the sum of (i) all gross receipts of Verde from the sale of electricity measured at the meter and generated by Verde from turbines located on the Property, (ii) all net receipts or direct economic benefits derived from the discounted sale or use of Verde's federal tax credits available to a producer of electricity, including but not limited to the Production Tax Credits (PTC) allowed under Section 45 of the Internal Revenue Code and (iii) all net receipts or direct economic benefit derived from use of or the sale to any third parties of any pollution-offset (Green Tag) attributes.

4.6 METHOD OF PAYMENT. All payments from Verde to Owner shall be paid to a designated account of the Owner at a financial institution designated by Owner. Owner shall have the right to designate from time to time a new account or accounts for receipt of payments, or designate an additional or different party or parties to receive payments, upon thirty (30) days written notice to Verde.

5. PROMISES BY VERDE. Verde promises, represents and warrants to Owner as follows:

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5.1      COMPLIANCE WITH LAW. Verde shall at all times comply with all relevant municipal, state, and federal ordinances, rules, and statutes applicable to Verde's operations on and use of the Property and of Owner's Adjacent Lands.

5.2 LIENS. Verde shall keep the Property used under this Agreement and all facilities of Verde located on the Property, free and clear of all liens and claims for labor and services performed thereon, and all material, supplies or equipment furnished thereto in connection with Verde's uses thereof pursuant to this Agreement.

5.3 PAYMENT OF TAXES AND OTHER CHARGES. Verde shall pay all personal property taxes attributable to the Wind Energy Conversion Systems and other equipment on the Property and/or other improvements installed or placed on the Property or on Owner's Adjacent Lands by Verde. Verde shall also pay when due all charges for gas, water, electricity, telephone services, and other utilities used by Verde on the Property. Owner is responsible for and shall pay all other property, ad valorem, or use taxes on or attributable to the Property in an "agricultural" or "grazing-lands" status prior to the execution of this agreement. During the term of this agreement Verde shall pay the difference between the property, ad valorem, or use taxes on or attributable to the Property in an "agricultural" or "grazing-lands" status prior to the execution of this agreement and the taxes actually assessed. The parties shall cooperate to minimize the tax burden on the real property as reasonably practical, including leasing the property to third parties for grazing. Owner will be responsible for any property, ad valorem or use tax increases caused by the execution of any agreement with any third party, under the terms of Section 2.6 of this Agreement, other than a grazing lease.

5.4      SURFACE MATTERS,

5.4.1 Verde shall give Owner written notice of Verde's intention to commence operations for the construction of Wind Energy Conversion Systems or other facilities on the Property pursuant to this Agreement within a reasonable time prior to the actual commencement of such operations. Such notice shall include the approximate date of such commencement, the approximate location of such operations and facilities, and the type of operations to be conducted.

5.5.3 Verde shall not have the right under this Agreement to construct or maintain housing for its employees, agents, contractors and/or subcontractors on the Property or on Owner's Adjacent Lands.

5.5.4 Verde shall keep all of Owner's gates used by Verde closed at all times, except when open to permit the passage of vehicular traffic.

5.5.5 Subject to the terms of this Agreement, Verde may install on the Property, in its sole and absolute discretion either (i) overhead transmission lines, cables and other lines or (ii) subsurface transmission lines, wherever such lines are required in order to construct and operate the wind power project. All subsurface transmission lines, cables, pipelines and other lines constructed by Verde on the Property or on Owner's Adjacent Lands shall be buried to a depth of at least twenty-four (24) inches below the surface. The area occupied by all such buried lines, after installation, replacement or repair, shall be back-filled and tamped, and otherwise restored as nearly as

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reasonably practical to its condition prior to installation, replacement or repair. Verde shall pay damages to Owner for the installation and use of overhead transmission lines, cables and other lines according to the terms of this Agreement and Exhibit "C" hereto.

5.5.8 Verde shall construct and maintain fences around improvements, fixtures and equipment located on the Property that Verde determines should be fenced for the protection of the improvements, fixtures and equipment or for the protection of persons, wildlife or livestock, provided that nothing in this sentence shall be deemed to make Owner responsible or liable for any damage to improvements, fixtures or equipment caused by wildlife or livestock.

5.5.9 Verde shall have the right to drill a well or wells and use the water therefrom for the purposes of construction, operation and maintenance of its own wind generating facilities, and revegetation as required by governmental authorities. Any such shall be the property of Owner. Verde's use of any well developed by Verde shall priority over all other uses. Owner may use any pump at no cost for watering of free ranging grazing livestock on the Owner's property.

5.5.10 Verde shall keep the surface of the Property and Owner's Adjacent Lands used by Verde pursuant to this Agreement neat and clean and shall remove all waste material and debris as soon as may be practical. Upon the completion of any operations, Verde shall fill and level all pits, holes, depressions and ruts, remove all debris and restore the surface of said lands so used by Verde as nearly as practicable to its condition prior to Verde's use thereof.

5.5.11 Verde, its employees, agents, or contractors entering upon the Property under the authority of this Agreement shall not intentionally remove or destroy any fossils, Indian artifacts, man-made structures or other archaeological objects of historical or scientific value which may be situated thereon. Should Verde or any of its employees, agents, contractors or subcontractors discover any of such objects on said Property, it shall promptly notify Owner of the discovery and leave said objects in place. All native plants remain the property of Owner, and Verde shall cooperate with owner to facilitate the sale of native plants which may be moved or destroyed during the course of altering the surface of the property by giving ten days advance notice so as to allow removal of native plants.

5.6 SUBSURFACE RIGHTS. Verde acknowledges that this Agreement does not grant to Verde any rights in the oil, gas or other minerals located on or under the Property and that Verde shall have no right under this Agreement to make any use of the subsurface of the Property, except as may be necessary to install (i) subsurface transmission lines, cables, pipelines and other lines, (ii) poles,
(iii) roads, and (iv) foundations and caissons for wind turbine towers, transformers, operation and maintenance buildings, and substation facilities.

5.7 ADDITIONAL INFORMATION AND RIGHT OF INSPECTION. After the construction of wind turbine generators on the Property, Verde shall promptly provide to Owner a plat showing the exact location of each such wind turbine generator and information regarding the megawatt capacity of each wind turbine generator. Owner and its representatives shall have the right to inspect each wind turbine generator from time to time in order to verify its megawatt capacity. For safety and security purposes, an employee or agent of Verde shall accompany Owner or any

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employee or agent of Owner on any inspection of Verde's wind turbine generators and related facilities. Owner shall advise Verde, in writing, 7 days prior to Owners desired inspection date. Owner will advise Verde telephonically of any informal tours of the premises.

6. PROMISES BY OWNER. Owner promises, represents and warrants to Verde as follows:

6.1 TITLE. This Agreement is executed by Owner without warranty of title, express, statutory or implied. Verde shall have until April 21, 2003 within which to satisfy itself as to the condition of title. It at the end of such period of time Verde discovers that there are title defects which substantially impair the feasibility of developing the property as a Windfarm, then Verde may cancel this agreement and Owner will within 30 days surrender to Western Wind Energy Corporation all the stock referenced in section 4.1 of this agreement.

6.2 No INTERFERENCE. As long as Verde is not in default under this Agreement, Verde shall have the quiet use and enjoyment of the Property in accordance with the terms of this Agreement without any suit, trouble or material interference of any kind by Owner or any party claiming through Owner. Owner may use the Property for ranching, grazing, recreational or similar uses provided such uses do not materially interfere with Verde's equipment, Verde's access, or any of Verde's operations on the Property.

6.3 Owner will not otherwise use the Property for any use or take any other action which interferes materially with or is incompatible with Verde's use of the Property or which in any way interferes with the wind flow across the Property, nor will Owner grant any license, easement or other right with respect to the Property which is likely to materially interfere with Verde's operations. Notwithstanding anything contained in this Agreement to the contrary or that might be construed to the contrary, so long as such activities do not materially interfere with Verde's physical operations on the Property, Owner and its successors and assigns reserve and shall have the right without restriction, to
(i) use the Property for ingress and egress, (ii) use and maintain all temporary and permanent structures which exist on the Property or on Owner's Adjacent Lands as of the date of this Agreement (and Verde acknowledges that Owner's structures on the Property existing as of the date of this Agreement will not materially interfere with Verde's physical operations on the Property); (iii) erect, use and maintain temporary structures on the Property which exceed fifty
(50) feet in height, such as but not limited to, water or oil and/or gas well drilling and work-over rigs and equipment, so long as the same are not located less than one and one-half (1 1/2) turbine blade radii of the base of any then existing wind turbine generator installed on the Property by Verde, (iv) erect, use and maintain permanent water well windmills and other structures on the Property that are not used for the generation of electricity through the use of wind energy so long as the same are less than one-hundred (100) feet in height and are not located within five-hundred (500) feet of the base of any then existing wind turbine generator installed on the Property by Verde, and (v) erect, use and maintain temporary or permanent structures of any type or size on Owner's Adjacent Lands and to make any use of Owner's Adjacent Lands; provided, however, that, subject to the provisions of Section 10.3 below. Owner agrees that Owner will not erect, use or maintain wind turbine generators on the property. Verde agrees that Owner's uses of the Property as described in items
(i) through (v) above shall be deemed not to interfere with the wind flow across the Property. Any use of the Property by Owner that is not permitted under this Agreement shall be subject to the approval of

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Verde, which approval shall not be unreasonably withheld, conditioned or delayed, and which approval shall not be withheld, conditioned or delayed unless Verde demonstrates that such use will materially interfere with Verde's safe operation of wind facilities on the Property or will interfere with the wind flow across the Property.

6.5 RIGHTS AND PRIVILEGES OF THIRD PARTIES. The Parties acknowledge that Dale D. Smith of Stanfield, Arizona or his assignees, if any, have a right to graze cattle upon the property, which right is terminable at will by Owners. Jim Ingram has an exclusive right to harvest native plants which agreement Owner will terminate within 30 days of the date of this agreement. The parties also acknowledge that other third parties may have rights and privileges on or about the Property. Verde's use of the Property and of Owner's Adjacent Lands is subject to the rights (express and implied) of all such third parties if and to the extent that such third parties and their respective rights are either identified in one or more documents recorded in the official records of Mohave County, Arizona as of the date hereof or specifically listed in a writing provided by Owner to Verde prior to the date hereof. Owner agrees to use reasonable efforts to obtain the cooperation of such third parties in using their rights in a manner that minimizes interference by such parties with the activities of Verde, its contractors or agents under this Agreement. Owner had provided a copy of the easement memorandum agreement dated July 12, 1995 by and between Owner and Nevada Pacific Mining Co. including Exhibit A, which is expressly agreed not to materially affect the feasibility of developing the property as a windfarm.

7.       INDEMNIFICATION AND INSURANCE.

7.1 INDEMNIFICATION. With the exceptions of actions of grazing lessees and their assignees, their employees, agents, invitees, and contractors and the employees, agents, invitees, and subcontractors of such agents, invitees and contractors their employees, invitees and guests, each party (the "Indemnifying Party") agrees to indemnify, defend and hold harmless the other party and such other party's mortgagees, officers, employees, and agents (the "Indemnified Party") against any and all losses, damages (including consequential damages), claims, expenses, and other liabilities, including, without limitation, reasonable attorneys fees, resulting from or arising out of (i) any operations of the indemnifying Party on the Property, (ii) any negligent act or negligent failure to act on the part of the Indemnifying Party or anyone else engaged in doing work for the Indemnifying Party, or (iii) any breach of this Agreement by the Indemnifying Party. This indemnification shall survive the termination of this Agreement. This indemnification shall not apply to losses, damages, claims, expenses and other liabilities caused by any negligent or deliberate act or omission on the part of the Indemnified Party. Each party further agrees to indemnify, defend and hold harmless the other party or its assignees, transferees or Affiliates, as may be appropriate, for any and all injury or death to the other party's employees, agents, invitees, and contractors and the employees, agents, invitees, and subcontractors of such agents, invitees and contractors and any and all damage to all and any portion of any Wind Energy Conversion System or any other improvement on the Property constructed, owned, or operated by Verde, its assignee, transferee, or Affiliate, caused by such party or its guest/s, invitee/s or licensee/s on the Property.

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7.2      INSURANCE. Verde will maintain at its expense a liability insurance policy or policies relating to the operation of the proposed windfarm in the amount of not less than three million dollars per incident and will name Owner as an additional insured thereunder.

8.       ENCUMBRANCE OF EASEMENTS; REQUIRED NOTICES TO LENDERS.

8.1 RIGHT TO ENCUMBER. Either Party may at any time mortgage to any entity (herein, a "Lender") all or any part of either Parties interest under this Agreement and the easements and rights created by this Agreement with the prior written consent of the other Party, which consent shall not be unreasonably withheld.

8.2 COVENANTS FOR LENDERS' BENEFIT. SHOULD VERDE MORTGAGE ANY of its interest as provided in Section 8.1 above, Verde and Owner expressly agree between themselves and for the benefit of any Lenders as follows:

(a) They will not modify or mutually agree to cancel this Agreement without the prior written consent of the Lenders, which consent shall not be unreasonably withheld or delayed. Such covenant shall not affect any right of Owner to terminate this Agreement following compliance by Owner with the notice and opportunity to cure provisions of this Section 8 and Section 10 below (and without any such cure being effected in accordance with the provisions of either of such Sections).

(b) The Lenders shall have the right to do any act or thing required to be performed by Verde under this Agreement, and any such act or thing performed by a Lender shall be as effective to prevent a default under this Agreement and/or a forfeiture of any of Verde's rights under this Agreement as if done by Verde itself.

(c) No default which requires the giving of notice to Verde shall be effective unless a like notice is given to all Lenders. If Owner shall become entitled to terminate this Agreement due to an uncured default by Verde, Owner will not terminate this Agreement unless it has first given written notice of such uncured default and of its intent to terminate this Agreement to each Lender and has given each Lender at least thirty (30) days to cure the default to prevent such termination of this Agreement. Upon the sale or other transfer of any interest in the easements and rights granted hereunder by any Lender, such Lender shall have no further duties or obligations hereunder, except with respect to payment obligations that became due and payable during any period in which such Lender owned the easements and rights granted hereunder.

(d) In case of the termination of this Agreement as a result of any default by Verde (following Owner's compliance with the notice and opportunity to cure provisions of Section 8 and 10 hereof) or the termination of the Agreement (in accordance with applicable bankruptcy laws and subject to any required court approval) as a result of bankruptcy, insolvency or appointment of a receiver in bankruptcy for Verde, Owner shall give prompt notice to the Lenders. Owner shall, upon written request of the first priority Lender, made within forty (40) days after such notice to such Lender, enter into a new easement agreement for the remaining Term with such Lender, or its designee, within twenty (20) days after the receipt of such request. Such new easement agreement shall be effective as of the date of the termination of this

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Agreement as provided in this Section 8.2 upon the same terms, covenants, conditions and agreements as contained in this Agreement. Upon the execution of any such new easement agreement, the Lender shall (i) pay Owner any amounts which are due Owner from Verde, (ii) pay Owner any and all amounts which would have been due under this Agreement (had this Agreement not been terminated) from the date of the termination of this Agreement to the date of the new easement agreement, and (iii) agree in writing to perform or cause to be performed all of the other covenants and agreements set forth in this Agreement to be performed by Verde to the extent that Verde failed to perform the same prior to the execution and delivery of the new easement agreement.

8.3 IDENTIFICATION OF LENDERS AND NOTICE OF ENCUMBRANCES. Notwithstanding the provisions of Section 8.2, above, no Lender shall be entitled to receive any notice from Owner and Owner's right to terminate this agreement shall not be in any way restricted or impaired by any rights of a lender unless Owner has previously received written notice from such Lender in the manner provided in
Section 11.4 hereof of such Lender's name and address for notice purposes. Should Verde mortgage any of its interest as provided in Section 8.1 above, Verde shall provide Owner with a copy of each recorded mortgage document within ten (10) days following the filing of the same for record in Mohave County, Arizona.

9. CONDEMNATION. Should title or possession of all of the Property be taken in condemnation proceedings by a government agency or governmental body under the exercise of the right of eminent domain, or should a partial taking render the remaining portion of the Property wholly unsuitable for Verde's use, then this Agreement shall terminate upon the vesting of title or taking of possession. All payments made on account of any taking by eminent domain shall be made to Owner, except that Verde shall be entitled to any award made for the reasonable removal and relocation costs of any removable property that Verde has the right to remove, and for the loss and damage to any such property that Verde elects or is required not to remove, and for the loss of use of the Property by Verde. It is agreed that Verde shall have the right to participate in any settlement proceedings, providing that this should not be construed to create any greater rights than those created by virtue of this easement agreement. Should Verde recover any award for loss of revenue in the course of such condemnation proceeding or settlement, Owner shall be entitled to its pro-rata share of such award based upon the Royalty Percentage defined in Section 4 of this Agreement.

10.      TERMINATION AND DEFAULT.

10.1 TERMINATION BY VERDE. Subject to Section 8 above, Verde may terminate this Agreement at any time by giving Owner at least one hundred eighty (180) days notice and paying Owner pro-rata the Royalty due Owner for the one hundred eighty (180) day period following such notice.

10.5 DEFAULTS. Each of the following events shall constitute an event of default by the Parties and, subject to Section 8.2, above, shall permit the non-defaulting Party to terminate this Agreement and/or pursue all other appropriate remedies:

10.5.1 The failure or omission by either Party to pay amounts required to be paid hereunder when due, and such failure or omission has continued for thirty
(30) days after written notice from the other Party;

10.5.2 The failure or omission by either Party to observe, keep or perform any of the other terms, agreements or conditions set forth in this Agreement, and such failure or omission has continued for thirty (30) days (or such longer period required to cure such failure or omission, not to exceed one-hundred eighty (180) days, If such failure or omission cannot reasonably be cured with a thirty (30) day period) after written notice from the other Party; or

10.5.3 A Party files for protection or liquidation under the bankruptcy laws of the United States or any other jurisdiction or has an involuntary petition In bankruptcy or a request for the appointment of a receiver filed against it and such involuntary petition or request is not dismissed within sixty (60) days after filing.

10.6 SURRENDER OF PROPERTY. On the termination of this Agreement, Verde shall peaceably and quietly leave, surrender and return the Property to Owner. Verde shall have six months from the date of termination to commence reasonable removal any and all equipment, improvements, fixtures and other property owned or installed by Verde or its assigns or Affiliates. Failure to remove any items within two years from the date of termination shall be deemed to be an abandonment of such items to Owner and Owner shall have the right to remove, or to cause removal of, any property deemed to be abandoned by Verde and receive reimbursement from Verde for the actual and reasonable cost of such removal and Owner shall be entitled to the salvage value of any such items removed. Verde shall not, in Verde's sole discretion, unreasonably destroy any of Verde's abandoned wind or transmission facilities before surrendering the Property to the Owner. Verde shall, upon surrendering Property to Owner, provide Owner with a Quitclaim Deed to the Property thereby reconveying to Owner any and all rights actually acquired or claimed by Verde.

10.7 WORK PRODUCT. At the end of the term of this Agreement or upon termination of this Agreement by either Party prior to the end of the Term, Owner shall have the right to acquire any or all of Verde's Work Product (defined below) relating to the wind energy project contemplated by this Agreement. The term "Work Product shall include all available title, environmental, archeological, engineering, wind speed, soil sample and similar studies, reports and materials, and all regulatory documents and materials.

11       MISCELLANEOUS PROVISIONS.

11.1 FORCE MAJEURE - DELAYS. Except as otherwise expressly provided in this Agreement, should the performance of any act required by this Agreement to be performed by either Owner or Verde be prevented or delayed by reason of any act of God, strike, lock-out, labor trouble, inability to secure materials, restrictive governmental laws or regulations, or any other cause not the fault of the party required to perform the act, the time for performance of the act will be extended for a period equivalent to the period of delay and performance of the act during the period of delay will be excused; provided, however, that in no event shall this provision excuse Verde from timely making any payment of money to Owner which is due and otherwise owing.

11.2 ASSIGNMENT. Verde shall at all times have the right to sell, assign, encumber, or transfer, all or an undivided interest in all of its rights and interests under this Agreement to any Affiliate or Affiliates of Verde without Owner s consent; provided, however, that the term of any such transfer shall not extend beyond the term of this Agreement and that any and all such transfers shall be expressly made subject to all of the terms, covenants and conditions of this Agreement. Verde shall give Owner written notice of the assignment or transfer of any of its rights under this Agreement within ten (10) days after any such assignment or transfer. The burdens of the easements and rights contained in this Agreement shall run with and against the Property and shall be a charge and burden thereon for the duration of this Agreement and shall be binding upon and against, and shall inure to the benefit of, Owner and its successors, assigns, permittees, licensees, lessees, employees, and agents. This Agreement shall be binding upon and shall inure to the benefit of Verde and its permitted successors, assigns, permittees, licensees, lessees, employees, contractors and agents.

11.3     FURTHER ASSURANCES.

11.3.1 Each of the parties to this Agreement agrees to perform all such acts (including but not limited to, executing and delivering such instruments and documents) as reasonably may be necessary to fully effectuate each and all of the purposes and intent of this Agreement and any amendment hereto. The parties specifically agree to execute and record the Memorandum of Agreement attached hereto as Exhibit "C". Owner expressly agrees that it will from time to time enter into reasonable non-disturbance agreements with any Lender which requires such an agreement providing that Owner shall recognize the rights of the Lender and not disturb its use of the Property so long as it or Verde is not in default of any of the provisions of this Agreement. Owner and Verde agree that they shall, at any time during the term of this Agreement within ten (10) days after a written request by the other party, execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Agreement is unmodified and in full force and effect (or modified and stating the modifications). The statements shall also state the dates on which the payments and any other charges have been paid and that there are no defaults existing or that defaults exist and the nature of such defaults.

11.3.2 GUARANTEE BY WESTERN WIND ENERGY. Western Wind Energy Corporation, a Canadian Public Company, guarantees the performance of each and every obligation of Verde under this agreement.

11.4 NOTICES. ALL NOTICES OR OTHER communications required or permitted hereunder, including notices to Lenders, shall, unless otherwise provided herein, be in writing, shall be personally delivered, delivered by reputable overnight courier, or sent by registered or certified mail, return receipt requested, and postage prepaid, addressed to the Parties. Notices personally delivered shall be deemed given the day so delivered. Notices given by overnight courier shall be deemed given on the first business day following the mailing date. Notices mailed as provided herein shall be deemed given on the third business day following the mailing date. Notice of change of address shall be given by written notice in the manner detailed in this Section 11.4. The addresses of the Parties are as follows:

         Owner
         REMO, LLC
         c/o Jared O. Smith, Attorney at Law
         1200 E. Andy Devine, Ste. A
         Kingman, AZ 86401
         (928) 718-1911

         Verde Resources Corporation:
         Route 1 Box 5 Swansea
         State Highway 136
         Lone Pine CA 93545
         (760) 876-4154 or (661) 809-1932

         Western Wind Energy Corporation
         632 Foster Avenue
         Coquitlam, British Columbia
         Canada V3J 2L7
         (604) 781-4192

         11.5 NO WAIVER. No waiver of any right under this Agreement shall be effective for any purpose unless in writing, signed by the party hereto possessing the right, nor shall any such waiver be construed to be a waiver of any subsequent right, term or provision of this Agreement.

11.6     CONSTRUCTION OF AGREEMENT

11.6.1 GOVERNING LAW. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Arizona applicable to contracts made and to be performed within such State and without reference to the choice of law principles of such state or any other state.

11.6.2 INTERPRETATION. The Parties agree that the terms and provisions of this Agreement embody their mutual intent and that the terms and conditions are not to be construed more liberally in favor, nor more strictly against, either Party.

11.6.3 PARTIAL INVALIDITY. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be effected thereby, and each remaining term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.6.4 HEADINGS. The section headings contained in this Agreement are for purposes of references and convenience only and shall not limit or otherwise affect, in any way, the meaning of this Agreement.

11.7 CHOICE OF FORUM, JURISDICTION AND ATTORNEYS FEES. Verde and the Owner agree that in the event of any litigation or other proceeding regarding the terms of this Agreement, the exclusive venue for any such proceeding shall be in a court of competent jurisdiction located in Mohave County, Arizona, or in the U.S. District Court, District of Arizona. If any party brings any action or proceeding for the enforcement, protection, or establishment of any right or remedy under this Agreement or for the interpretation of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and costs in connection with such action or proceeding.

11.8 COUNTERPARTS AND AUTHORITY. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Each person executing this agreement personally warrants that they have all authority in law and in fact to execute this as an agreement binding such party or parties for whom this agreement is executed.

11.9     LIST OF EXHIBITS:

         Exhibit A: Description of Property
         Exhibit B: Schedule of Damages
         Exhibit C: Memorandum of Easement
         Exhibit D: Board of Directors Resolution, WND
         Exhibit E: Remo LLC Articles of Organization

11.10 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties hereto with respect to the subject matter hereof and any prior agreements, discussions or understandings, written or oral, are superceded by this Agreement and shall be of no force or effect. No addition or modification of any term or provision of this Agreement shall be effective unless set forth in writing and signed by the authorized representatives of the Parties.

11.11 MEMORANDUM. Concurrent with the execution of this Agreement, the Parties shall execute, acknowledge and record a Memorandum of Easement in the form of Exhibit "C" attached hereto and made a part hereof. Such Memorandum shall be recorded in lieu of recording this Agreement and neither Party shall record this Agreement without the prior written consent of the other Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

REMO, LLC an Arizona limited liability company

/s/ Rock M. Smith
----------------------------------
Rock M. Smith, Manager

----------------------------------
Sterling J. Smith, Manager


----------------------------------
Jared O. Smith, Manager

STATE OF ARIZONA      )
                      )ss.
County of Maricopa    )

The foregoing was acknowledged before me this 28th day of March, 2003 by Rock
M. Smith in his capacity as a manager of Remo, LLC an Arizona limited liability company.

[NOTARY PUBLIC SEAL]                          -s- JULIE K. JEWELL
                                              ----------------------------------
                                              Notary Public


STATE OF ARIZONA      )
                      )ss.
County of Maricopa    )

The foregoing was acknowledged before me this ___ day of March, 2003 by Sterling
J. Smith in his capacity as a manager of Remo, LLC an Arizona limited liability company.


STATE OF ARIZONA      )
                      )ss.
County of Mohave      )

The foregoing was acknowledged before me this      day of March 2003 by Jared O.
Smith in his capacity as a manager of Remo, LLC an Arizona limited liability company.


                                              ----------------------------------
                                              Notary Public

Verde Resources Corporation, An Arizona Corporation

By:
    --------------------------------
    Michael Patterson

-s- Sterling J. Smith
----------------------------------
Sterling J. Smith, Manager

-s- Jared O. Smith
----------------------------------
Jared O. Smith, Manager

STATE OF ARIZONA      )
                      )ss.
County of Maricopa    )

The Foregoing was acknowledged before me this 28th day of March, 2003 by Rock
M. Smith in his capacity as a manager of Remo, LLC an Arizona limited liability company.

[NOTARY PUBLIC SEAL]                          -s- Ana M Lara    11-1-06
                                              ----------------------------------
                                              Notary Public


STATE OF ARIZONA      )
                      )ss.
County of Maricopa    )

The foregoing was acknowledged before me this 31st day of March, 2003 by Jared
O. Smith in his capacity as a manager of Remo, LLC an Arizona limited liability company.

                                              -s- LEROY E WISSINGER
                                              ----------------------------------
                                              Notary Public

STATE OF ARIZONA      )
                      )ss.
County of Mohave      )

The foregoing was acknowledged before me this 28th day of March 2003 by Sterling
J. Smith in his capacity as a manager of Remo, LLC an Arizona limited liability company.

                                              -s- ANA M LARA
                                              ----------------------------------
                                              Notary Public

Verde Resources Corporation, An Arizona Corporation

By: -s- Michael Patterson
    --------------------------------
    Michael Patterson

STATE OF ARIZONA      )
                      )ss.
County of Mohave      )

The foregoing was acknowledged before me this 31st day of March, 2003 by Michael Patterson in his capacity as CEO of Verde Resources Corporation, an Arizona corporation.

                                              -s- LEROY E WISSINGER
                                              ----------------------------------
                                              Notary Public

Western Wind Energy Corporation, a Canadian Public Company

By Michael Patterson
   -------------------------------
   Michael Patterson

STATE OF ARIZONA      )
                      )ss.
County of Mohave      )

The foregoing was acknowledged before me this 31st day of March, 2003 by Michael Patterson in his capacity as the authorized agent of Western Wind Energy Corporation, a Canadian Public Company.

                                              -s- LEROY E WISSINGER
                                              ----------------------------------
                                              Notary Public

                                   EXHIBIT "A"
              TO GRANT OF WINDFARM EASEMENT AND EASEMENT AGREEMENT

                           DESCRIPTION OF THE PROPERTY

Township/Range                    Section                        Acreage
------------------------------------------------------------------------
 T27,R18                              5                           600.16
 T27,R19                              1                           638.99
 T28,R18                              3                            40.00
 T28,R18                              5                           640.00
 T28,R18                              7                           617.92
 T28,R18                              9                           480.00
 T28,R18                             17                           280.00
 T28,R18                             19                           270.03
 T28,R18                             21                           190.00
 T28,R18                             29                           280.00
 T28,R18                             31                           507.18
 T28,R18                             33                           600.00
 T28,R19                              1                           441.86
 T28,R19                              3                           642.16
 T28,R19                              5                           641.60
 T28,R19                             11                           240.00
 T28,R19                             13                           240.00
 T28,R19                             23                           200.00
 T28,R19                             25                           200.00
 T28,R19                             35                           560.00
     Total, more or less                      8309.50 acres

                                   EXHIBIT "B"

              TO GRANT OF WINDFARM EASEMENT AND EASEMENT AGREEMENT

SCHEDULE OF DAMAGES

All existing roads, new roads approved by owner, overhead transmission lines, buried transmission lines and pipelines may be constructed and used at no cost to Verde while Verde is not in breach. Roads constructed without approval of owner will be assessed a one time fee of $300 per acre for each acre of surface disturbed in the construction of the road.

                                   EXHIBIT "C"
              TO GRANT OF WINDFARM EASEMENT AND EASEMENT AGREEMENT
                             MEMORANDUM OF EASEMENT

This Memorandum of Easement is made and entered into as of March 21, 2003 by and between REMO, LLC an Arizona limited liability company, ("Owner"), and Verde Resources Corporation, an Arizona Corporation ("Verde"), and Western Wind Energy Corporation, a Canadian Public Company collectively referred to as "parties":

WHEREAS:

A. The parties have entered into a Grant of Windfarm Easement and Easement Agreement (the "Agreement") which by its terms grants to Verde easements for wind energy development across and related rights on and over certain lands which are more particularly described in Exhibit A attached hereto and incorporated by this reference (the "Property") and places restrictions upon the Property;

B. The term of the easement is for a period of not more than 30 years, as more specifically provided in the Agreement; and

C. The parties desire to enter into this Memorandum of Easement which is to be recorded in order that third parties may have notice of the interest of Verde in the Property, as set forth in the Agreement.

NOW THEREFORE, in consideration of the rents and covenants provided in the Agreement to be paid and performed by Verde, Grantor hereby grants to Verde certain easements with respect to the Property during the term of this Agreement, as more particularly set forth therein. All of the terms, conditions, provisions and covenants of the Agreement are hereby incorporated into this Memorandum of Easement by reference as though fully set forth herein, and the Agreement and Memorandum of Easement shall be deemed to constitute a single instrument or document. Should there be any inconsistency between the terms of this Memorandum of Easement and the Agreement, then the terms of the Agreement shall prevail.

IN WITNESS WHEREOF, the parties have executed this Memorandum of Easement as of the date set forth above.

REMO, LLC AN ARIZONA LIMITED LIABILITY COMPANY

-s- Rock M. Smith
-------------------------------
Rock M. Smith, Manager


-------------------------------
Sterling J. Smith, Manager

                                   EXHIBIT "C"
              TO GRANT OF WINDFARM EASEMENT AND EASEMENT AGREEMENT
                             MEMORANDUM OF EASEMENT

This Memorandum of Easement is made and entered into as of March 21, 2003 by and between REMO, LLC an Arizona limited liability company, ("Owner"), and Verde Resources Corporation, an Arizona Corporation ("Verde"), and Western Wind Energy Corporation, a Canadian Public Company collectively referred to as "parties":

WHEREAS:

A. The parties have entered into a Grant of Windfarm Easement and Easement Agreement (the "Agreement") which by its terms grants to Verde easements for wind energy development across and related rights on and over certain lands which are more particularly described in Exhibit A attached hereto and incorporated by this reference (the "Property") and places restrictions upon the
Property:

B. The term of the easement is for a period of not more than 30 years, as more specifically provided in the Agreement; and

C. The parties desire to enter into this Memorandum of Easement which is to be recorded in order that third parties may have notice of the interest of Verde in the Property, as set forth in the Agreement.

NOW THEREFORE, in consideration of the rents and covenants provided in the Agreement to be paid and performed by Verde, Grantor hereby grants to Verde certain easements with respect to the Property during the term of this Agreement, as more particularly set forth therein. All of the terms, conditions, provisions and covenants of the Agreement are hereby incorporated into this Memorandum of Easement by reference as though fully set forth herein, and the Agreement and Memorandum of Easement shall be deemed to constitute a single instrument or document. Should there be any inconsistency between the terms of this Memorandum of Easement and the Agreement, then the terms of the Agreement shall prevail.

IN WITNESS WHEREOF, the parties have executed this Memorandum of Easement as of the date set forth above.

REMO, LLC AN ARIZONA LIMITED LIABILITY COMPANY


-------------------------------
Rock M. Smith, Manager

-s- Sterling J. Smith
-------------------------------
Sterling J. Smith, Manager

-s- Jared O. Smith
-------------------------------
Jared O. Smith, Manager

STATE OF ARIZONA   )                                        [NOTARY PUBLIC SEAL]
                    )ss.
County of Maricopa )

The foregoing was acknowledged before me this 28th day of March, 2003 by Rock M. Smith in his capacity as a manager of Remo, LLC an Arizona limited liability company.

                                            -s- Julie K. Jewell
                                            ------------------------
                                              Notary Public

STATE OF ARIZONA   )
                    )ss.
County of Maricopa )

The foregoing was acknowledged before me this ____ day of March, 2003 by Sterling J. Smith in his capacity as a manager of Remo, LLC an Arizona limited liability company.

STATE OF ARIZONA )
                  )ss.
County of Mohave )                                [NOTARY PUBLIC SEAL]

The foregoing was acknowledged before me this 31st day of March, 2003 by Jared
O. Smith in his capacity as a manager of Remo, LLC an Arizona limited liability company.

                                                  -s- LeRoy E. Wissinger
                                                  ------------------------
                                                  Notary Public

VERDE RESOURCES CORPORATION, AN ARIZONA CORPORATION

By: -s- Michael Patterson                                   [NOTARY PUBLIC SEAL]
    ---------------------
    Michael Patterson

STATE OF ARIZONA )
                  )ss.
County of Mohave )

The foregoing was acknowledged before me this 31st day of March, 2003 by Michael Patterson in his capacity as CEO of Verde Resources Corporation, an Arizona corporation.

                                                -s- LeRoy E. Wissinger

-------------------------------
Jared O. Smith, Manager

STATE OF ARIZONA   )
                   )ss.
County of Maricopa )

The foregoing was acknowledged before me this ____ day of March, 2003 by Rock M. Smith in his capacity as a manager of Remo, LLC an Arizona limited liability company.


                                            ------------------------
                                              Notary Public

STATE OF ARIZONA   )
                   )ss.
County of Maricopa )

The foregoing was acknowledged before me this 28th day of March, 2003 by Sterling J. Smith in his capacity as a manager of Remo, LLC an Arizona limited liability company.

STATE OF ARIZONA )
                 )ss.
County of Mohave )

The foregoing was acknowledged before me this 28th day of March, 2003 by Sterling J. Smith in his capacity as a manager of Remo, LLC an Arizona limited liability company.

[NOTARY PUBLIC SEAL]                              -s- Ana M. Lara  11-1-06
                                                  ------------------------
                                                  Notary Public

VERDE RESOURCES CORPORATION, AN ARIZONA CORPORATION

By:
    ---------------------
    Michael Patterson

STATE OF ARIZONA )
                 )ss.
County of Mohave )

The foregoing was acknowledged before me this ____ day of March, 2003 by Michael Patterson in his capacity as ________ of Verde Resources Corporation, an Arizona corporation.


                                                   --------------------------

                                   EXHIBIT "D"

              TO GRANT OF WINDPARK EASEMENT AND EASEMENT AGREEMENT

                         WESTERN WIND ENERGY CORPORATION
                                   Resolution
                            Of the Board of Directors

CERTIFIED COPY OF RESOLUTIONS OF THE BOARD OF DIRECTORS OF WESTERN WIND ENERGY CORP. (THE "COMPANY") PASSED BY THE DIRECTORS OF THE COMPANY ON THE 12TH DAY OF FEBRUARY, 2003.

"The Company hereby authorizes Michael A. Patterson, Chief Executive Officer of Western Wind Energy Corporation and its 100% owned subsidiary, Verde Resource Corp., to negotiate, finalize and execute a lease agreement with Mr. Jarad Smith on lands situated in the State of Arizona for purposes of testing, evaluating, constructing and operating wind energy electrical generation facilities.

That Michael A. Patterson be and is hereby authorized for and in the name of the Company to execute and deliver the Lease Agreement with such alterations, additions, amendments and deletions as may be approved by the person so executing the same on behalf of the Company, and execution accordingly shall be conclusive evidence of such approval and that the Lease Agreement is authorized by these resolutions.

Further, Michael A. Patterson is hereby authorized to offer to Mr. Smith, 100,000 common shares of Western Wind Energy Corporation, the publicly trading parent company of Verde Resource Corp. The 100,000 common shares offered to Mr. Smith can be in the form of options or warrants, at the discretion of Mr. Smith, and shall have a deemed value as at the date of February 12, 2003."

I, Jeffrey Ciachurski, the President of Western Wind Energy Corp., hereby certify that the foregoing is a true and correct copy of duly passed resolutions of the Directors of the Company and that the said resolutions have not been rescinded, amended or modified and are in full force and effect as at March 19, 2003.

-s- Jeffrey Ciachurski
-------------------------------
JEFFREY CIACHURSKI, President

     ACC/FAX
    DATE FILED

   MARCH 14 2003

DATE APPH 3/14/2003
TERM_________
BY -s- Sonia Green
       L-1069145-1

                                    EXHIBIT E

                            ARTICLES OF ORGANIZATION
                                       OF
                                    REMO LLC

ARTICLE 1.    The name of the limited liability company is Remo LLC.

ARTICLE 2. There are, or will be, two or more members at the time the Company is formed.

ARTICLE 3. The latest date on which the Company is to dissolve is December 31, 2080.

ARTICLE 4. Management of the Company is reserved to the Managers, who may act on behalf of the Company by majority decision.

ARTICLE 5.    The names and addresses of the Managers of the Company are;

              Rook M. Smith
              1608 West Capri
              Mesa, Arizona 85202

              Sterling J. Smith
              1836 N. Stapley Dr. #29
              Mesa, Arizona 85203

              Jared O. Smith
              1200 E. Andy Devine, Suite A
              Kingman Arizona 86401

ARTICLE 6. The names and addresses of each member who owns a 20% interest or greater in the capital or profits of the Company are:

              Carmen R. Smith Irrevocable Trust
              1200 E. Andy Devine, Suite A
              Kingman Arizona 86401

              Testamentary Trust under Last Will and Testament of Omer J. Smith 1200 E. Andy Devine, Suite A
              Kingman Arizona 86401

              Carmen R. Smith
              P.O. Box 339
              Central Arizona 85531

ARTICLE 7.    The address of the Company's registered office in Arizona is 1200
              E. Andy Devine, Suite A, Kingman Arizona 86401. The name and business address of the Company's agent for service of process are Jared O. Smith, 1200 E. Andy Devine, Suite A, Kingman Arizona 86401.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization as of the 14 day of March, 2003.

                                               -s- Jared O. Smith
                                               ---------------------------------
                                               Jared O. Smith

         I, Jared O. Smith, having been designated to act as Statutory Agent, hereby consent to act in that capacity until removed or resignation is submitted in accordance with Arizona Revised Statutes.

                                               -s- Jared O. Smith
                                               ---------------------------------
                                               Jared O. Smith

                                       2